Monster Offers Names Brandon M. Graham as its new Chief Financial Officer

Laguna Niguel, CA: March 15, 2013: Today, Monster Offers™ (OTCBB: MONT), a leading Daily Deal analytics provider and mobile advertising company, announces the addition of Brandon M. Graham to its executive management team. Mr. Graham joins Monster Offers as its new Chief Financial Officer, and will be primarily responsible for oversight of the company’s financial and accounting matters, strategic planning, management and supervision of the company’s financial reporting, as well as assisting the company’s CEO, Wayne Irving II with regard to the execution and implementation of certain special projects such as the acquisition of assets, strategic alliances and new advertising partnerships and direction of the company’s Custom Daily Offerings Analytics team.

Commented Mr. Irving, “When I was initially introduced to Mr. Graham I was instantly impressed at his extensive business background and intimate knowledge of finance. I believe he is a great fit for our organization and will bring much to the table during this post-merger transition period. His work ethic and leadership skills, combined with his entrepreneurial spirit, make him the ideal person to direct and oversee our financial operations here at Monster Offers.”

Brandon M. Graham Bio:

With 10 years of experience in the areas of financial planning and analysis, corporate development, investor relations and management consulting (including over 10,000 audit hours), Brandon Graham brings much to the Monster Offers executive team, including a broad-based knowledge of corporate finance, accounting, and the investment community. At present, Mr. Graham also continues to also serve as a manager for corporate financial planning and analysis for The Walt Disney Company, where he supports the Sourcing and Production departments with financial and strategic analysis and implementation.

Prior to joining Monster Offers, Mr. Graham was responsible for leading the FP&A department for Tutor Perini Corp. (NYSE: TPC), a $6-billion global provider of construction services. Additionally, while at Tutor Perini Mr. Graham was responsible for leading investor relations activities and developing buy-side relationships.

Mr. Graham also served four years at AECOM Technology Corp. (NYSE: ACM) as a Senior Analyst in Investor Relations and Corporate Development, where he worked on over $2 billion in acquisitions. Prior to his stay at AECOM, Mr. Graham was a Senior Associate with KPMG, where he worked on audit and consulting engagements for clients in California, New York, Amsterdam, and London. Mr. Graham holds a Bachelor Degree in Business Economics from the University of California at Santa Barbara and a Masters of Business Administration in Entrepreneurial Studies from the Marshall School of Business at the University of Southern California.